Calculation of Filing Fee Tables
S-8
NASDAQ, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	7,500,000	$ 85.88	$ 644,100,000.00	0.0001381	$ 88,950.21
Total Offering Amounts:						$ 644,100,000.00		$ 88,950.21
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 88,950.21
Offering Note
[1]	(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Stock as reported on The Nasdaq Stock Market on October 30, 2025. (2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers any additional shares of our Common Stock as may become issuable under the Plan as a result of any stock split, stock dividend, recapitalization or similar event.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A